Exhibit 10.27.1

AGREEMENT TO LEASE

This agreement ("Agreement") is made between Elkhart Retirement L.L.C., Hobart Retirement L.L.C., LaPorte Retirement L.L.C., and Niles Retirement L.L.C., each of which is an Indiana limited liability company (collectively referred to hereafter as "Lessors" or "Landlord"), Steven L. Garatoni ("Garatoni"), and Summerville Senior Living, Inc., a Delaware corporation ("Summerville").

RECITALS

A.             Lessors, each of which are owned and controlled by Garatoni, are the owners of the following assisted living facilities ("ALFs") and independent-living retirement housing facility ("ILR") (the ALFs and ILR are sometimes referred to collectively hereafter as the "Facilities"):

Bldg	Facility/Address	Type	Units
1	Brentwood Retirement Community 3600 E. Bristol St. Elkhart, IN 46514	ILR	88
2	Brentwood Assisted Living Community 1420 St. Mary's Circle Hobart, IN 46342	ALF	66
3	Brentwood Assisted Living Community 2002 Andrew Avenue LaPorte, IN 46350	ALF	57
4	Brentwood Assisted Living Community 1147 South Third Street Niles, MI 49120	ALF	64

B.           Lessors and Summerville have agreed on terms for Lessors to lease the Facilities, for a period of ten years beginning November 1, 2004 (the "Commencement Date") with options for three five-year extensions, to Summerville 2, LLC, a Delaware limited liability company, or to four subsidiaries or affiliates thereof (the "Tenant" or "Lessee"), which Summerville will create, pursuant to leases in the form of Exhibits A-D hereto (the "Leases"), conditioned on terms as stated below (such leasing, the "Transaction").

C.            Capitalized terms not otherwise defined herein have the meaning stated in the Leases.

D.            Summerville, or a Subsidiary of Summerville or Affiliate of Granger Cobb, shall enter into management agreements with each Tenant to provide management services relating to the operation of the Facilities (the entity which enters into such agreements with the Tenant is referred to herein as the "Management Company").

E.            The obligation of Summerville to cause the Tenant to enter into the Leases shall be subject to, among other conditions, Summerville's right to terminate this Agreement during the examination period ("Due Diligence Period") described below.

F.            The obligation of the Lessors to enter into the Leases shall be subject to, among other conditions, approval of Lessors' Mortgagees and HUD.

Now, therefore, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, it is hereby agreed as follows:

AGREEMENT

1.            Rent, Security Deposit, and Replacement Reserve Payments. The Leases shall provide, among other matters and as more particularly described therein, as follows:

(a)            Rent. Tenants shall pay Base Rent for the first Lease Year as follows:

Facility	Monthly	Annual
LaPorte	$23,949.33	$287,392.00
Niles	$25,344.00	$304,128.00
Hobart	$40,920.00	$491,040.00
Elkhart	$43,120.00	$517,440.00
Total	$133,333.33	$1,600,000.00

After the first Lease Year, the above Base Rent will be subject to annual adjustment based on the Consumer Price Index as described in Section 6.1 of the Leases. After the fifth Lease Year, Tenants shall pay, in addition to Base Rent, a Variable Rent of one half percent (0.5%) of gross revenues, as described in Section 6.2 of the Leases.

(b)            Replacement Reserves. Tenants shall pay Replacement Reserve Installments, in accordance with Section 7 of the Leases, as follows:

Facility	Monthly	Annual
LaPorte	$ 2,137.50	$ 25,650.00
Niles	$ 2,583.33	$ 31,000.00
Hobart	$ 2,475.00	$ 29,700.00
Elkhart	$ 3,300.00	$ 39,600.00
Total	$10,495.83	$125,950.00

(c)             Security Deposits. On the Commencement Date, Tenant shall pay Security Deposits, in accordance with Section 8 of the Leases, as follows:

Facility	Amount
LaPorte	$ 180,000
Niles	$ 190,000
Hobart	$ 300,000
Elkhart	$ 330,000
Total	$1,000,000

(d)            Aggregation. Security Deposits, but not Replacement Reserves or any other amounts under the Leases, shall be held on an aggregated basis, i.e., the Security Deposit for any Facility may be applied against Tenant defaults under the Lease for another Facility; provided, however, that in the event of the sale by Landlord of any Facility or Facilities to a party or parties other than an Affiliate of Landlord, the Facility or Facilities sold shall be excluded from any aggregation under the Leases (or other provisions whereby Tenant's rights under a Lease may be affected by the Other Leases), and the cross-default provisions of the Leases shall not apply as to such sold Facility or Facilities.

2.            Procedure.

(a)            Due Diligence Period/Milestones. Summerville has had and shall continue to have the opportunity to review all relevant information relating to the Facilities and inspect the Facilities during a Due Diligence Period extending until 5 p.m., Central Time, on the 21st day after the Examination Date, as defined below. Lessor has previously delivered to Summerville certain items and information described in Exhibit E attached hereto (collectively, the "Due Diligence Materials"). The only items listed in Exhibit E (other than those which marked as not applicable) which have not been provided to Summerville prior to the date of execution of this Agreement by all parties hereto (the "Effective Date") are resumes for Facility management staff, which shall be delivered to Summerville on the Examination Date as described below.

(1)            Until the 7th day after the Effective Date (the "Examination Date"), Summerville shall not disclose to Facility employees ("Employees") or Residents the existence of this Agreement or the pending Transaction. Summerville's agents entering the Facilities prior to the Examination Date have done so, and shall continue to do so, as shoppers for ALF/ILR accommodations/services.

(2)             Beginning on the Examination Date, Summerville's agents may enter the Facilities for purposes of detailed examination of the Premises, and may make disclosures to and interview Employees in connection with the proposed Transaction. Lessors shall cause the Employees to provide unlimited access to the Premises to Summerville's agents beginning as of such time.

(3)             Summerville may terminate this Agreement if dissatisfied with its findings as to the following factors, by written notice to Lessors as provided in Section 25 of the Leases, on or before the following Due Diligence milestone dates:

Financial and Market Feasibility	completed
Board of Directors/Internal Approvals	completed
Physical examination of Premises	End of Due Diligence Period

(b)             Lender Approval. Promptly upon execution of this Agreement, Lessors, at Lessors' sole cost and expense, shall seek approval from their Mortgagees of the lease transaction contemplated by this Agreement (the "Transaction"). Summerville shall reasonably cooperate with Lessors and shall provide Lessors with all information about Summerville and its Affiliates which may reasonably be requested by the Mortgagees or HUD in connection with Lessors' requests for approval of the Transaction by the Mortgagees and HUD ("Lender Approval"). In the event that Lender Approval cannot be obtained prior to November 1, 2004, the Closing (as defined below) and Commencement Date shall be deferred until such time as Lender Approval has been obtained; provided, however, if such Lender approval is not obtained on or before January 1, 2005, either party may thereafter terminate this Agreement by giving written notice thereof to the other party. Lessors agree to use their best efforts to procure execution of a subordination, non-disturbance and attornment agreement reasonably satisfactory to Summerville ("SNDA") by each and every Mortgagee or holder of a deed of trust (with the approval of HUD as necessary to make the SNDA legally effective), existing as of the Effective Date, agreeing, inter alia, that the rights of the Tenant under a Lease shall not be disturbed, regardless of any default by Lessors under the Mortgages, so long as the Tenant is in compliance with its duties under such Lease.

(c)           License Applications. Prior to the Commencement Date, Summerville shall cause the Tenants for the Hobart, LaPorte and Niles Facilities to seek Licenses under the ALF Licensing Laws applicable to such Facilities. Lessors shall cooperate with the Tenant and shall provide the Tenant with all information about the Facilities which may be requested by the Tenant for such purposes. In the event that the Licenses cannot be obtained prior to November 1, 2004, the Closing (as defined below) and Commencement Date shall be deferred until such time as the Licenses have been obtained; provided, that if the Licenses are not obtained by January 1, 2005, either Lessor or Summerville may terminate this Agreement. Alternatively, Landlord and Tenant may elect to enter into an interim management agreement that would allow Tenant to operate under the existing licenses until new licenses are issued.

(d)            Closing. At such time as all required Lender Approvals and Licenses have been obtained, the Transaction shall be consummated by execution and delivery of the Leases and all documents described therein) (such execution and delivery is referred to hereafter as the "Closing") on a date (the "Closing Date") not less than two Business Days before the Commencement Date, effective as of the Commencement Date.

(1)            Closing shall, at the request of any party, be conducted by exchange of documents by overnight delivery.

(2)            Any bills issued to Residents of a Facility prior to the Closing Date for accommodations and services for the month beginning on the Commencement Date shall be consistent with the procedure used by the Landlord for prior periods, i.e., Residents will be directed to deliver payments to the Facility business office. If possible, checks for such payments will be deposited directly into Tenant accounts. If such checks cannot be deposited into Tenant accounts, Lessors will deposit such checks and promptly make payment to the Tenant of the amount of payments received for accommodations and services provided during the Lease Term. Cash receipts shall be prorated between Landlord and Tenant based upon the dates of service for which the payments were intended.

(3)            Operating costs, expenses and charges, including but not limited to Taxes, shall be prorated between Tenant and Landlord as of the Commencement Date, with Landlord responsible for such amounts prior to the Commencement Date and Tenant responsible for such amounts on and after the Commencement Date, and shall be paid in cash (or, if a net amount is due to Tenant, deducted from Base Rent) as of the next due date for Base Rent following the Commencement Date (the "Adjustment Date"). To the extent that any unpaid expense arising prior to the Commencement Date or paid expense applicable to the period after the Commencement Date cannot be conclusively determined on the Adjustment Date, credits and debits shall be used for purposes of such proration based on amounts determined as of the Adjustment Date, and further adjustment(s) shall be made when such expenses are more accurately determined, with payment to be made to or from Tenant, as the case may be, by adjustment of the next installment of Base Rent.

3.            Evidence Of Condition Of Facilities. As soon as possible after the Commencement Date, the parties shall have a DVD prepared to thoroughly depict the condition of each Facility as of the Commencement Date (the "Start Date Condition"). The DVD shall be prepared by a professional photographer, to be selected by the Landlord. Landlord shall be responsible for the cost for the preparation of the DVDs. Each party shall receive a copy of the DVDs (one for each Facility).

4.            Conveyance of Personal Property and Service Contracts.

(a)           Personal Property. Landlord agrees to transfer and convey to Tenant as of the Closing Date, all of Landlord's right, title and interest in and to any furniture, fixtures, equipment, supplies and other personal property located at the Facilities (the "Personal Property"). The Personal Property transferred at Closing shall be substantially as identified in the Personal Property list provided to Summerville as part of the Due Diligence Materials, excepting changes in the ordinary course of business which do not have a material adverse effect on Tenant and shall be sufficient to operate the Facilities in the same manner as prior to the date of this Agreement.

(b)            Service Contracts. Landlord has delivered to Summerville copies of all agreements with third party vendors that provide, as of the Effective Date, services to the Facilities (the "Service Contracts"), as part of the Due Diligence Materials. Summerville shall provide Landlord, on or before the Examination Date, with written notice identifying any Service Contracts which are not to be assumed. All Service Contracts not identified in such a notice shall be assumed by Tenants as to matters arising on or after the Commencement Date. Those Service Contracts which Summerville has identified as not to be assumed shall be terminated by Landlord, at its sole cost and expense, effect as of a date prior to the beginning of the Lease Term. Landlord shall assign to Tenant, at Closing, its rights under all other Service Contracts.

5.       Resident Deposits & Resident Records.

(a)           At Closing, Landlord shall pay to Tenant, in cash, all refundable move-in fees collected from Residents of the Facilities ("Resident Deposits"). A list of Resident Deposits as of the Effective Date is attached as Exhibit F hereto (and incorporated by reference herein). An updated list of Resident Deposits for each Facility as of the Closing Date shall be-provided-to each–T-enant-atelosing. Landlord hereby represents and warrants to Tenant that Exhibit F contains a true, correct and complete list of all Residents that have paid a refundable move-in fee to Landlord as of the Effective Date.

(b)            At Closing, Landlord shall deliver possession to Tenant at the Facilities of any and all records or written documents physically located at the Facilities and relating to Residents of the Facilities, including but not limited to, all contracts, applications, and correspondence relating to such Residents.

6.       Management Fee.

(a)           Each Management Agreement shall provide for payment of a fee ("Management Fee") by the Tenant to the Management Company on a monthly basis, with the fee for each month to be payable during the following month, subject to subsection (b) and subsection (c) below.

(b)           The Management Agreements shall provide that during any month, the use of Operating Cash Flow shall be in the following priorities for payment: (i) the first priority shall be payment of all charges of parties other than the Management Company and the Landlord for goods and services provided for the Facility ("Facility Expenses") subject to payment terms arranged by Tenant or Management Company in their sole discretion; (ii) subject to all Facility Expenses having been paid, the second priority shall be payment of Base Rent, Tax Escrow, Insurance Escrow, and Replacement Reserve Installment for each Facility as described in the Leases ("Lease Expenses"); provided, however, that the priority of Facility Expenses over Lease Expenses shall not operate as a waiver of any Default in payment of Lease Expenses; (iii) payment of any interest or principal owed by the Tenant to Summerville or an Affiliate of Summerville for repayment of a loan to the Tenant ("Loan Expenses") shall be subordinated to payment of Lease Expenses, i.e., Loan Expenses shall not be paid unless Lease Expenses have been paid in full.

(c)             Facility Expenses which are the first priority use of Operating Cash Flow shall not include any purchase of goods or services from an Affiliate of Summerville, Apollo, or Granger Cobb for an amount in excess of fair market value or any payment to such parties other than for a bona fide purchase of goods or services. Tenants' use of Net Operating Cash Flow after satisfaction of Facility Expenses and Lease Expenses shall not be subject to any restriction.

(d)            Management Fees may be paid from proceeds of loans from Affiliates or Subsidiaries of Summerville, Apollo, or the Tenants, without regard to the sufficiency of Operating Cash Flow for payment of Management Fees; provided, however, that Management Fees shall not be paid for any month unless all Facility Expenses and Lease Expenses for such month have been paid.

7.            Restriction Of Tenant Operations. None of the Tenants shall engage in any business other than operation of the Facility leased by such Tenant.

8.            Monthly And Annual Reports. Summerville and the Tenant shall have joint responsibility for providing Landlord with reports as described below, which reports shall be certified as true- and correct in all material respects.

(a)            Monthly Financial Statements. Landlord shall be provided with reports ("Monthly Reports") for each Facility for each month within thirty days after the end of the month. Monthly Reports shall include unaudited Financial Statements (a Financial Statement, for purposes hereof, shall include an income statement, balance sheet as of the end of the month, and cash flow statement) of each Facility, in accordance with GAAP, together with additional information as follows:
Total Resident Days during month.
(ii)	Resident Census as of last day of month.
(iii)	For any Resident Liability Claim asserted against the Facility for an amount in excess of $50,000, the name of the Resident and basis for the claim.
(iv)
For any judgment rendered against a Tenant in connection with a Resident Liability Claim which has not been satisfied, the following: (1) date of judgment; (2) amount of judgment; (3) court in which judgment was entered; (4) available insurance for satisfaction of judgment; (5) available liquid net worth of Tenant which may be applied to satisfaction of judgment; (6) status of any appeal from such judgment.

(v)
Results of any inspections conducted pursuant to any ALF Licensing Law, including copy of any report by an agency having jurisdiction over the Facility under such law and any response of the Facility to any such report.

(vi)	Any need identified for capital expenditures to keep the condition of the Facility consistent with the standard required under the Lease.
(vii)	Management Fee paid for such month, and amount of any Deferred Fees unpaid for such month or any preceding month.
(viii)	Accounts payable aging as of month-end (identifying the persons owed, the goods/services for which such amount is owed, and the number of days, as of month end, that such debt has been owed).

(b)           Consolidated Annual Financial Statement. Summerville shall cause the Tenants (if more than one) to operate with the same fiscal year (the fiscal year adopted by each Tenant is referred to hereafter as the "Fiscal Year"). On an annual basis during the Lease Term, Summerville and the Tenant shall deliver to Landlord, for each Fiscal Year, an annual consolidated Financial Statement (the "Consolidated Statement"), certified by the CEO and CFO of Summerville and the Tenant, including an income statement, balance sheet, and cash flow statement for each Facility individually and for the Facilities on a consolidated basis, in accordance with GAAP. The Consolidated Statement shall be presented within ninety (90) days after the end of the Fiscal Year, and shall reflect, for each Fiscal Year ending after the fifth Lease Year, the Consolidated Revenues and the Variable Rent calculated thereon.

(c)            Audited Statement. On an annual basis during the Lease Term, Summerville shall deliver to Landlord a consolidated audited Financial Statement (the "Audited Statement"), with an opinion of a certified public accounting firm reasonably acceptable to Landlord (the "Auditors"), including an income statement, balance sheet, and cash flow statement, for Summerville and its subsidiaries. The Audited Statement shall be presented within one-hundred-twenty (120) days after the end of Summerville's fiscal year.

9.     Cooperation In Financing.

(a)           Hobart. Summerville and the Tenant acknowledge that the LaPorte and Niles Facilities are financed by a HUD-insured mortgage, and that Landlord intends to refinance the Hobart Facility by a HUD-insured mortgage under Section 232. Summerville and the Tenant agree to reasonably cooperate with Landlord in connection with this process, at no cost to Summerville or Tenant, and to sign the FHA certificate (disclosure of pending and anticipated Section 232 applications within 18-month period, per HUD Notice H 01-03) required for the Section 232 application for the refinancing of the Hobart Facility, without regard to any effect which such financing may have on other HUD/FHA financing of facilities operated by Summerville, the Tenant, or Affiliates thereof; provided, however, that in connection with the refinancing, Landlord shall cause the prospective Mortgagee of the HUD-insured loan, with all required authorization by HUD, to execute and deliver a SNDA to the Tenant of the Hobart Facility, prior to the granting of the new Mortgage.

(b)            Elkhart. Summerville acknowledges that Landlord intends to refinance the Elkhart Facility by a mortgage to be purchased by the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). Summerville, the Management Company, and the Tenant of the Elkhart Facility shall reasonably cooperate with Landlord in connection with this process, at no cost to Summerville, the Management Company, or such Tenant; provided, however, that in connection with the refinancing, Landlord shall cause the prospective Mortgagee, with all required authorization by FNMA, to execute and deliver a SNDA to the Tenant of the Elkhart Facility, prior to the granting of the new Mortgage.

(c)            Other Refinancing. Summerville and the Tenant also agree to reasonably cooperate with Lessors, at no cost to Summerville or Tenants, in connection with any other refinancing of any of the Facilities; provided, however, that in connection with any refinancing or other financing, Landlord shall procure each and every Mortgagee or holder of a deed of trust to execute and deliver a SNDA to the Tenant of the refinanced Facility, with the approval of HUD, Fannie Mae, or others as legally necessary for the SNDA to be effective to protect such Tenant's rights, prior to the granting of any new Mortgage.

10.            Transfer Of Employees. As of the Commencement Date, all Facility Employees shall cease to be employees of Lessors. Tenant shall offer employment to all active Facility Employees (as of the Commencement Date) on an "at-will" basis, subject to Tenant's policies and procedures (including those relating to the "introductory period"). To the extent requested by Tenant, Lessors shall use their good faith efforts to encourage Facility Employees to become employees of Tenant (Facility Employees who become employees of Tenant are referred to hereafter as "Transferred Employees"). Lessors hereby agree not to solicit, directly or indirectly, any Facility Employees to apply for a transfer or promotion to any Lessor facility or Lessor-affiliated facility for a one-year period following the Commencement Date. All personnel files of Transferred Employees of a Facility shall become the property of the Tenant of such Facility as of the Commencement Date.

(a)            Payroll Administration. On the Commencement Date, Lessors will cause Facility Employees working as of 12:01 am to "clock out" on the Facility time clock at that time, or shall cause a Facility Employee to run a time card report using the data processing equipment at the Facilities at such time; such data shall be used by Lessors to process payroll for the Facility Employees for the period ending on the Commencement Date.

(b)            Terms Of Employment of Transferred Employees. Effective as of the Commencement Date, and subject to subsection (c) below, Tenants shall offer employment to the Facility Employees on terms which require each such employee to perform comparable services, in a comparable position and at substantially the same base salary as such employee enjoyed with the Facility prior to the Commencement Date; provided, however, Tenants shall not be bound by any previously existing bonus or commission plans. As to each of the Transferred Employees, Tenant shall recognize each such Employee's original hire date and shall continue to employ each such Employee for a period of no less than thirty (30) days following the Commencement Date unless the employment of such Employee is terminated in accordance with Tenant's personnel policies or as a result of such Employee's resignation.

(c)            Employees on Leave of Absence or Medical Leave. For any Facility Employee on a leave of absence as of the Commencement Date ("LOA Employee"), Tenant shall offer employment, if and when they are able to return to work from such leave of absence, in a comparable position and at substantially the same base salary as such employee enjoyed with the Facility prior to the leave of absence, if such a position is available at such time. Lessors shall be responsible for any disability or workers' compensation benefits arising from events prior to the Commencement Date. A list of LOA Employees as of September 27, 2004 is attached as Schedule 10(c); an updated list shall be provided at Closing.

(d)            Paid Time Off. Lessors shall calculate the accrued liability for paid time off, including vacation pay and sick pay (the "PTO") for the Transferred Employees. Lessors shall pay Facility Employees for any amounts in excess of 80 hours per employee and shall pay Tenant the remaining PTO amounts for Transferred Employees on the Commencement Date. Lessors shall, and hereby agree to, indemnify Tenant against any damages, costs, expenses, liabilities, obligations and claims arising out of any dispute in connection with Lessor's calculation of the PTO.

(e)            WARN Act. The parties acknowledge and agree that the provisions of this Section are designed solely to ensure that Lessors are not required to give notice to the Facility Employees of the "closure" of a Facility under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or under any comparable Indiana or Michigan law. Accordingly, Tenants agree to indemnify, defend and hold harmless Lessors from any costs that Lessors may incur under the WARN Act or under comparable state law in the event of a violation by Tenants of its obligations thereunder, including a violation that results from allegations that Tenants constructively terminated the Facility Employees as a result of the terms and conditions of employment offered to the Transferred Employees by Tenants.

(f)     Tenant to Provide Group Health Plan.

(i)            Lessors to Provide Required COBRA Coverage. Lessors shall offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 498B of the Internal Revenue Code ("COBRA") to all of the Facility Employees to whom Lessors are required to offer the same under applicable law as of the Commencement Date. Lessors acknowledges and agree that Tenants are not assuming any of Lessors' obligations to Facility Employees under COBRA or otherwise, except as specifically provided in this Section.

(ii)            Tenant to Provide Health Plan. As of the Commencement Date, Tenants shall offer participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by Tenant (the "New Plan") for the benefit of Tenant's employees and their dependents ("Covered Employees") to all Transferred Employees who: (i) participate as of the Commencement Date in group health insurance coverage sponsored by Lessors, and (ii) become employees of Tenant. All such Transferred Employees shall be eligible for coverage under the New Plan. Those Transferred Employees who accept such coverage shall become Covered Employees and shall be covered under the New Plan without a waiting period and without regard to any pre-existing condition unless (A) they are under a waiting period with Lessors at the time of the Commencement Date, in which case they shall be required to complete their waiting period while under the New Plan or (B) they were subject to a pre-existing condition exclusion while under Lessors' group health plan, in which case they shall be subject to the same exclusion under the New Plan, which exclusion shall, if applicable, be subject to the same time limitation while in Tenant's employ as was applicable thereto while the Covered Employees were in Lessors' employ, with the time limit calculated from the date the same commenced while in Lessors' employ. The parties acknowledge and agree that it is the intent of this provision that Lessors shall not be required to provide continued health coverage under ERISA or COBRA to any of the Transferred Employees who become employees of Tenant or to any qualified beneficiary thereof (as defined for purposes of COBRA).

(g)            Third Party Rights. Nothing in this Agreement shall create any rights in favor of any person not a party hereto, including the Facility Employees, or constitute an employment agreement or condition of employment for any employee of Lessors.

11.           Transfer Upon Expiration Of Agreement. Upon termination of the Lease Term, (i) Tenant shall transfer possession of the Facilities to Landlord or Landlord's nominee on equivalent terms as provided herein and in the Leases; (ii) the prorations shall be made on equivalent terms as provided in Section 2(d)2 and 2(d)(3) of this Agreement; and (iii) the Employees shall be dealt with on equivalent terms as set forth in Section 10 of this Agreement.

12.            Trade Names. Tenant shall operate the Facilities, during the Lease Term, using trade names retaining the "Brentwood" name which has been used by Lessors, together with a description of the type of accommodations/care provided by the Facility (e.g., "assisted living" for Hobart, LaPorte and Niles, "senior living apartments" for Elkhart), but may include reference to the association of the Facilities with Summerville, such as "a Summerville Community" or a variation thereof.

13.     Non-Compete.

(a)            Garatoni agrees not to compete, directly or indirectly, with any Facility during the Lease Term. For purposes of this Section 13, to "compete" with a Facility means participating in the provision of accommodations and care predominantly for persons age 62 or older within a five-mile radius of such Facility; "participating" shall mean being involved with a competing establishment by ownership, management, control or contract services.

(b)            Summerville agrees, and shall cause the Tenant to agree, not to compete, directly or indirectly, with any Facility during the Lease Term or for two (2) years thereafter, without Landlord's consent.

14.            Assignment Of Management Agreement. The Management Agreements shall not be assigned to a party that is not an Authorized Assignee as defined in the Leases, i.e., an Affiliate of Granger Cobb or a Subsidiary of Summerville, without Landlord's prior written consent, which consent Landlord may withhold in its discretion, nor shall the Tenant enter into an agreement for management services with any party that is not an Authorized Assignee, without Landlord's prior written consent, which consent Landlord may withhold in its discretion. This Agreement and/or the Leases may not be assigned without Landlord's consent except as provided by Section 22 of the Leases. Notwithstanding the above, the Management Agreements may be assigned to a Successor Manager in connection with a transfer of ownership resulting from a mortgage of Tenant's leasehold, pursuant to the terms of Section 22 of the Leases.

15.            Recovery In Event Of Bankruptcy. To the extent permitted by law, in the event of bankruptcy of any Tenant or Summerville, Landlord shall be entitled to immediate recovery of possession of the Facilities. The parties agree that the value of the Facilities may decline rapidly if any Tenant or Summerville should become insolvent and that Landlord shall be entitled to immediate relief from stay in the event of such bankruptcy proceedings.

16.            Landlord's Representations And Warranties. Lessors hereby represent and warrant to Summerville and Lessee that the statements set forth in this Section 16 are true and correct as of the Effective Date, as of the Commencement Date and at all times during the term of the Leases.

(a)           Organization and Authority of Lessors. Each Lessor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana. Lessors have full power and authority to enter into and perform their obligations under this Agreement and all other agreements and instruments to be executed by it pursuant to this Agreement. All appropriate action has been taken to authorize the individual signing this Agreement on behalf of Lessors as the lawful and legally binding act of the Lessors. Lessors have the power and authority to own the Facilities and assets now owned by them and to conduct the business presently being conducted by them and as currently proposed to be conducted. There are no other agreements of Lessor granting any third party the right to use or occupy any part of the Facilities (except the rights of the Residents of the Facilities and licenses for use of portions of the Facilities used for beauty shops and exercise facilities, which licenses have been provided to Summerville) and no person, firm or entity other than Lessee has any ownership interest or option or right of first refusal to acquire any ownership interest in the Facilities or any building or improvements thereon.

(b)            Binding Effect. This Agreement, when executed by Lessors' representative designated below, shall be a valid and binding obligation of Lessors.

(c)            Condition of Facilities. To the best of Lessors' knowledge, there are no defects on the Facilities, including, without limitation, structural defects, mold, environmental conditions, or any conditions that might negatively impact the operations of the Facilities.

(d)            Absence of Undisclosed Liabilities. To the best of their knowledge, Lessors, as of the date of the most recent financial statements provided to Summerville, had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any material nature whatsoever arising out of or relating to the acquisition, development, business or operations of Lessors at the Facilities except as reflected in such financial statements provided to Summerville by Landlord or as listed on Exhibit G attached hereto.

(e)            Absence of Changes or Events. Except as specifically set forth in the financial statements or other documents delivered in the Due Diligence Materials or as disclosed in this Agreement, Lessors have not:

(i)           incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase or sale of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, has had or may have a material adverse impact on the business, liabilities or financial condition of the Facilities;

(ii)           mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on the Facilities, its business or assets, tangible or intangible or amended any similar document currently in effect with respect to such matters, other than the HUD-insured first mortgages as to the LaPorte and Niles Facilities and the National City Bank first mortgages as to the Hobart and Elkhart Facilities;

(iii)            sold, transferred, leased to others or otherwise disposed of any material asset, or canceled or compromised any material debt or claim, or waived or released any right of substantial value;

(iv)            received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or may have a material adverse impact on the assets, operations or prospects of the Facilities;

(v)          encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, customers or suppliers;

(vi)          instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Facilities;

(vii)         suffered any change, event or condition which, in any case or in the aggregate, has had or may have a material adverse impact on the Facilities' condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in the Facilities' revenues, costs, or relations with its employees, residents, or suppliers; or

(ix)            entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (vii) above.

(f)            Litigation; Threatened Claims. There is no claim, legal action, suit, arbitration, or other legal or administrative proceeding or governmental investigation, nor any order, decree or judgment in progress, pending or in effect, or threatened, against or relating to the Facilities, and Lessors do not know or have reason to be aware of any basis for the same. No citations, fines or penalties have been asserted against Lessors or the Facilities, under any federal, state or local law.

(g)            Compliance with Laws and Other Instruments. Lessors have complied with all existing laws, rules, regulations, ordinances, licenses, permits, orders, judgments and decrees applicable to the Premises. Exhibit H hereto contains a complete and correct list of any licenses required under any ALF Licensing Law applicable to the Facilities and all other permits, licenses, and other governmental authorizations and approvals which are material to the operation of the Facilities, all of which have been duly made or obtained and are in full force and effect without pending claims of noncompliance and there are no proceedings pending or threatened which may result in the denial, revocation, cancellation or suspension or any adverse modification, of any of the foregoing. Neither the ownership nor use of the Facilities nor the conduct of Lessors' business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any lien, lease, agreement, law, or regulation, or any order, judgment or decree to which Lessors are a party or by which they may be bound or affected.

(h)           Title to and Condition of Facilities; Leases. Lessors have good and marketable title to the Facilities in fee simple, which title is subject to no leases, subleases, agreements, encumbrances, liens or defects in title other than (a) licenses authorizing use of portions of the Facilities for beauty shops and exercise facilities, copies of which subleases have been provided to Summerville; and (b) those encumbrances disclosed in Exhibit I attached hereto, which consists of the Schedule B to the most recent title policies obtained by Landlord with respect to each Facility. The Facilities are in good operating condition and there are no restrictive covenants which will prevent Lessees from conducting their business on the Facilities and there are no known defects that could have a material adverse impact on Lessees' businesses. The Personal Property is in good condition and is sufficient to operate the Facilities consistent with applicable ALF Licensing Laws and the ordinary course of Lessors' business as of the date of this Agreement and the Closing Date. At Closing, Lessors will provide, at no cost to Lessees or Summerville, a title report as to each Facility, reflecting a title search with an effective date of three (3) Business Days prior to the Closing Date, confirming that the Lessors' title to the Facilities is in accordance with the covenants made by the Lessors in this Section 16(h).

(i)            Environmental Matters. To the best of Lessors' knowledge, Lessors (including their employees and agents) (i) have obtained all applicable permits, licenses and other authorization which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of "Hazardous Materials" (defined below) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as the date hereof, are not aware of and have not received notice of any event, condition, circumstances, activity, practice, incident, action or plan which is reasonably likely to interfere or prevent continued compliance with the foregoing by Lessors, or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Lessors' (or any of its employees or agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by Lessors (or any of its employees or agents) under any such applicable requirements.

(A)           To the best of Lessors' knowledge, the Facilities do not contain, and there is not located on or about the Facilities, any "Hazardous Materials." No part of the Facilities are currently used, or have previously been used, for the use, storage, treatment, production, manufacture, generation, transportation, release or disposal of Hazardous Materials. Lessors have not received any complaint, order, summons, citation, notice of violation, directive letter or other communication from any governmental authority or other person with regard to air omissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Facilities, or any portion thereof. Lessors have complied with all environmental laws affecting the Facilities, including notification requirements relating to the release of Hazardous Materials. Lessors have furnished to Summerville copies of the most recent "phase I" environmental reports as to the Facilities.

(B)            To the best of Lessors' knowledge, there are no claims pending or threatened, and Lessors know of no basis for any such claim, against Lessors or the Facilities, or any portion thereof, by any governmental authority or other person relating to any Hazardous Material or pursuant to any environmental law, whether for enforcement, clean-up, removal, remediation, assertion of liability, cost recovery, compensation, contribution, recovery of damages, injunction or other equitable relief or otherwise.

(C)           Lessors have not knowingly undertaken, permitted, authorized or suffered the presence or suspected presence, use, manufacture, handling, generation, storage, treatment, discharge, release, burial or disposal on, under or about the Facilities of any Hazardous Material, except in compliance with environmental laws, or the transportation to or from the Facilities, of any Hazardous Material in violation of any environmental laws.

(D)           With the exception of an emergency generator, there are no oil burners, incinerators, furnaces, fuel-burning devices or other sources of air pollution at the Facilities and there is no fuel (other than for an emergency generator) stored upon the Facilities.

(E)    For purposes of this Section 16(i), "Hazardous Material" shall mean any flammable, explosive, radioactive or reactive materials, any asbestos (whether friable or non-friable), any pollutants, contaminants or other hazardous, dangerous or toxic chemicals, materials or substances, any petroleum products or substances or compounds containing petroleum products, including gasoline, diesel fuel and oil, any polychlorinated biphenyls or substances or compounds containing polychlorinated biphenyls, and any other material or substance defined as a "hazardous substance," "Hazardous material," "hazardous waste," "toxic materials," "contamination," and/or "pollution" within the meaning of any federal, state or local law, ordinance, rule, regulation, requirement, guideline, code, resolution, order or decree (including consent decrees and administrative orders) in effect on the Effective Date, the Commencement Date and during the term of the Leases which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, their state analogues, and any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials.

Due Diligence Materials. Each of the Due Diligence Materials are complete and correct. Financial statements presented to Lessees have been prepared in accordance with GAAP consistently applied and they fairly present the financial condition of the Facilities at the respective dates and the results of its operations for the periods covered thereby.

(k)    Brokers, Finders, etc. Other than Ziegler Capital Markets Group ("Ziegler"), all negotiations relating to this Agreement, the Leases and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Lessors in such manner as to give rise to any claim against Lessee for any brokerage or finder's commission, fee or similar compensation. Landlord shall be responsible for all compensation of Ziegler in connection with the Transaction.

17.            Summerville's Representations And Warranties. Summerville represents and warrants to Landlord as follows:

(a)            Organization and Standing. Summerville is a duly existing corporation and is has the legal power to enter into this Agreement. Tenant shall as of the Commencement Date be duly existing and authorized to conduct business in the states of Michigan and Indiana.

(b)            Authority. Summerville has the authority to make, execute, deliver and perform this Agreement, and all actions contemplated by this Agreement have been (or shall as of the Commencement Date have been) duly authorized by all necessary action by Summerville and Tenant.

(c)            Binding Effect. This Agreement, when executed by Summerville, shall constitute the valid and binding obligation of Summerville.

18.           Incorporation Of Lease Representations And Warranties. Landlord represents and warrants to Summerville the representations and warranties of Landlord under Section 30 of the Leases. The Tenant representations and warranties to Landlord as stated in Section 31 of the Leases are incorporated herein as part of this Agreement.

19.     Interim Covenants.

(a)           Authorizations. Lessors and Lessee, as promptly as practicable after the Effective Date, at no cost to Lessors, shall (i) make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to each of them, respectively, and their respective Affiliates as may be required to consummate the transactions contemplated by this Agreement and the Leases, and (ii) use commercially reasonable efforts and work cooperatively to obtain, or cause to be obtained, all government approvals and other authorizations, approvals, consents and waivers from all persons, necessary to be obtained by it, or its affiliates, in order for it to consummate such transactions. Lessors and Lessee will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

(b)            Operations Pending Transaction. Prior to the Closing Date, Lessors shall operate the Facilities in accordance with its normal and customary business practices, including the continued marketing and admission of Residents, management of Facility Employees, and compliance with governmental regulations. Lessors shall use commercially reasonable efforts to transition the Facilities to Tenant in substantially the same condition as exists at the Facilities as of the Effective Date.

(c)           No Publicity. Except as required by applicable law, neither Lessors or Lessee shall make any public announcements with respect to this Agreement or the Leases or the transactions contemplated hereby without the express prior written consent of the other party. Each party shall hold in confidence, and use their best efforts to have all of their officers, directors, employees, trustees and agents hold in confidence, the terms of this Agreement and the Leases and the transactions contemplated hereby.

(d)            Access to Properties, Books and Records. Prior to the Commencement Date, Lessors shall afford to Lessee full access to the Facilities and to the Facilities' books and records under Lessors' control or custody during regular business hours upon reasonable notice. Until the Commencement Date, Lessors shall cause their representatives to furnish to Lessee updated monthly financial statements including a statement of income, balance sheet, rent roster, and a statement of changes in cash flow and such additional financial and operating data and other information (including accountants work papers) relating to Lessors' business, the Facilities and financial condition as shall be reasonably requested from time to time by Lessee. All such information disclosed in connection with this Section shall be kept confidential by Lessee unless such disclosure is required by applicable law, regulation or court order.

(e)            Further Assurances. After the Commencement Date, and for no further consideration, Lessors shall (i) perform all acts (including, without limitation, the use of Lessors' commercially reasonable efforts to enable Lessee to accomplish transfer of licenses, registrations, permits, approvals and the like as contemplated by this Agreement and the Leases) and execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments as Lessee may reasonably request, in each case, to vest in Lessee and protect Lessee's interest in, and enjoyment of, the Facilities intended to be assigned and transferred to Lessee pursuant to this Agreement and the Leases, (ii) provide Lessee with such information as Lessee reasonably requires related to the business of Lessors and the Facilities, and (iii) file such documents as may be necessary so as to permit Lessee to use Lessors' business and/or Facilities' names for its operation of the Facilities.

20.           Conditions Precedent To Summerville's Obligations. Unless waived by Summerville, the obligations of Summerville to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Lessors contained in this Agreement shall be true and correct in all material respects at and as of the Commencement Date as though such representations and warranties were made at and as of the Commencement Date. Lessors shall deliver a certification at Closing confirming the accuracy of the representations and warranties as of the Closing Date.

(b)            Licenses. The Tenants for the Hobart, Niles and LaPorte Facilities shall have obtained the necessary Licenses to operate such Facilities, or written notice from the licensing authority having jurisdiction over such a Facility that such License shall be effective upon Tenant's acquisition of control of the Facility or the parties shall have entered into an interim management agreement.

(c)           Waiver Of Right To Terminate. Summerville shall not have given notice of termination of this Agreement prior to the end of the Due Diligence Period.

(d)           Performance Of Covenants. Lessors shall have performed or complied in all material respects with their agreements and conditions required by this Agreement to be performed or complied with prior to or on the Commencement Date.

(e)            Lender Approvals and SNDA. Lender Approval shall have been obtained from each Mortgagee of a Facility as described in Section 2 above, and an SNDA shall have been executed and delivered to Tenants for each Mortgage applicable to a Facility. The approval of HUD as necessary to make the SNDAs as to the two Facilities financed by HUD-insured Mortgages (Niles and LaPorte) legally effective, as referenced in Section 2(b) above, shall have been obtained.

21.     Conditions Precedent To Landlord's Obligations.

(a)           Representations and Warranties. The representations and warranties of Summerville contained in this Agreement shall be true and correct in all material respects at and as of the Commencement Date as though such representations and warranties were made at and as of the Commencement Date.

(b)           Performance of Covenants. Summerville shall have performed or complied in all material respects with its agreements and conditions required by this Agreement to be performed or complied with prior to or on the Commencement Date.

(c)            Lender Approvals. Lender Approval shall have been obtained from each Mortgagee of a Facility as described in Section 2 above.

22.    Termination

(a)           Termination for Cause or By Mutual Consent. This Agreement may be terminated at any time at or prior to the Closing by either party, other than by Summerville during the Due Diligence Period as provided in Section 2 above, only upon the following conditions: (i) a material breach by a party has not been cured within ten business days of receipt of written notice of default; (ii) by the mutual consent of Summerville and Landlord.

(b)           Effect of Termination. If a non-breaching party terminates this Agreement pursuant to Section 22(a)(i), such termination shall not affect the non-breaching party's right to damages.

23.            Indemnification.

(a)            Indemnification by Summerville. Summerville shall indemnify and defend Landlord and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including without limitation, reasonable attorney fees and expenses) ("Loss") resulting from:

(i)            any inaccuracy in any representation or certification, or breach of any warranty made by Summerville in this Agreement;

(ii)            breach of any covenant or undertaking made by Summerville in this Agreement.

(b)            Indemnification by Tenant. Tenant shall indemnify Landlord for liabilities arising after the Commencement Date pursuant to Section 32.2 of the Leases. Except as expressly set forth in this Agreement or the Leases, Tenant shall not assume or be responsible to pay, perform or discharge any obligations, liabilities, contracts or commitments of Landlord of any kind or nature whatsoever.

(c)            Indemnification by Landlord. Landlord shall indemnify and defend Summerville and the Tenants and hold them harmless against and with respect to any and all Loss resulting from:

(i)            any inaccuracy in any representation or certification, or breach of any warranty made by Landlord in this Agreement;

(ii)            the breach of any covenant or undertaking made by Landlord in this Agreement;

(iii)           any damages, costs, expenses, liabilities, obligations and claims of any kind or nature, whether arising in contract or tort, at law or in equity, or otherwise, from or arising out of or in connection with the management and operation of the Facilities prior to the Commencement Date, including, but not limited to, (i) bodily injury or property damage occurring within or about the Facilities prior to the Commencement Date, (ii) labor disputes, including unfair labor practice allegations, from acts or occurrences prior to the Commencement Date, (iii) accounts payable with respect to goods or services provided to the Facilities prior to the Commencement Date and which have not been assumed by Summerville or Tenant under this Agreement, and (iv) claims made by Tenant against Landlord with respect to Landlord's indemnification obligations under this Agreement, including without limitation claims relating to civil monetary penalties relating to the period prior to the Commencement Date.

(d)             Limitations on Indemnification. Each party's liability under this Section 23 shall be limited to actual damages, and no party shall be liable to the other party for special, consequential, incidental, punitive, extra-contractual, bad faith, exemplary or other damages, fines or penalties, unless such damages, fines or penalties are asserted or imposed by a government or private third party, in which event, such damages, fines or penalties shall be deemed actual damages.

24.      General Provisions.

(a)           Further Assurances. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement.

(b)            Payment of Expenses. Each party hereto shall bear its own legal, accounting and other expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transaction contemplated hereby, whether or not the transaction is consummated.

(c)            Entire Agreement. This Agreement, together with the other agreements referred to herein, constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

(d)           Amendment/Waiver. This Agreement may not be modified or amended except in writing signed by the parties hereto. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

(e)            Notices. All notices to be given by either party to this Agreement to the other party hereto shall be in accordance with Section 25 of the Leases.

Joint Venture; Third Party Beneficiaries. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement.

(g)           Arbitration. The provisions of Section 43 of the Leases as to arbitration and dispute resolution are incorporated herein as part of this Agreement.

(h)            Governing Law. This Agreement shall be governed by the laws of the State of Indiana.

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In witness whereof, the parties have executed this Agreement as set forth below.

Summerville Senior Living, Inc.		Elkhart Retirement L.L.C.

By:		By:	/s/ Steven L. Garatoni
Name:		Name: Steven L. Garatoni
Title:		Title: Manager/Sole Member
Date: October 1, 2004		Date: October 1, 2004

Niles Retirement L.L.C.		Hobart Retirement L.L.C.

By:	/s/ Steven L. Garatoni	By:	/s/ Steven L. Garatoni
Name:	Steven L. Garatoni	Name: Steven L. Garatoni
Title:	Manager/Sole Member	Title: Manager/Sole Member
Date:	October 1, 2004	Date: October 1, 2004

/s/ Steven L. Garatoni		LaPorte Retirement L.L.C.
STEVEN L. GARATONI
		By:	/s/ Steven L. Garatoni
Date: October 1, 2004		Name: Steven L. Garatoni
Title: Manager/Sole Member
Date: October 1, 2004